                          CERTIFICATE OF AMENDMENT OF
                           ARTICLES OF INCORPORATION
                                      OF
                          GTE CALIFORNIA INCORPORATED


The undersigned certify that:

1. They are the Vice President-General Counsel and Assistant Secretary of the corporation.

2.  The name of the corporation is:  GTE California Incorporated

3. The Board of Directors of GTE California Incorporated has approved a resolution providing that Article FIRST of the Articles of Incorporation of GTE California Incorporated shall be amended to read as follows:

    FIRST:  The name of the corporation is Verizon California Inc.

4. The foregoing amendment was approved by the required vote of the stockholder of said corporation in accordance with Section 903 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 70,000,000 shares of Common Stock, and the number of shares of each class voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date:  June 30, 2000                /s/ William G. Mundy
                                   --------------------------------------
                                        William G. Mundy
                                        Vice President-General Counsel


                                    /s/ Rosalynn Christian
                                   --------------------------------------
                                        Rosalynn Christian
                                        Assistant Secretary